EXHIBIT 99.1
Graymark Healthcare Reports First Quarter 2009 Earnings
Oklahoma City—(May 14, 2009)—Graymark Healthcare Inc. (NASDAQ: GRMH) today announced results for the first quarter ended March 31, 2009.
Net revenue for the first quarter of 2009 increased 34% to $25.5 million, compared to $19.0 million in the first quarter of 2008. Graymark Healthcare’s after-tax net income decreased to $19,713 for the first quarter of 2009 from $385,455 in the first quarter of 2008. During the first quarter of 2009, EBITDA declined 19 percent to $1.1 million, compared to $1.3 million in last year’s first quarter.
Our sleep diagnostic business comprised of SDC Holdings and Advanced Medical Enterprises, generated combined net revenue of $3.4 million, an increase of 6% compared to last year’s first quarter. Net revenue for the company’s ApothecaryRx segment, which owns and operates independent retail pharmacies, increased 39% to $22.1 million for the first quarter of 2009. The increased net revenue was due primarily to contributions from acquisitions made in our two business segments during the first two quarters of 2008.
“During the quarter we saw strong revenue growth and increased profitability from the pharmacy side of the business, which is an indication of our team’s commitment to our pharmacy model in bringing top notch service and an enhanced experience to the customers that we serve,” stated Stanton Nelson, Chief Executive Officer. “I would like to congratulate the team on this achievement and their contribution to the success of Graymark Healthcare. For SDC Holdings, we saw a decline in the number of sleep studies performed in January 2009 and early February 2009, compared with the same periods for 2008. We believe that the deterioration of the broader economic environment coupled with the elective nature of our sleep diagnostic services drove the decrease in the number of patients choosing to be diagnosed. This decrease was further accentuated by the annual resetting of insurance deductibles and flexible spending accounts.”
“As the 2009 first quarter progressed, we saw improved levels of sleep studies as the external economic factors became less prevalent,” Mr. Nelson continued. “As a result, we expect continued improvement in the revenues for SDC and sustained growth for ApothecaryRx during the remainder of 2009. We are also encouraged by the strong growth in our durable medical equipment business, in which we have seen significant sequential growth over the last several quarters. We expect this area of our business to continue to expand and provide strong recurring revenue and solid margins as we grow the business as a whole.”
Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates diagnostic sleep centers that treat a wide range of sleep disorders; independent pharmacies that serve the needs of local markets; and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.
Conference Call
A conference call and webcast will be held today, Thursday, May 14, 2009, at 3:30 p.m. Central Time (4:30 p.m. Eastern Time) to discuss Graymark Healthcare’s consolidated financial results for the first quarter of 2009 and its outlook for the future.
To participate in the call, interested parties may dial 800-860-2442 and reference passcode 430823. Alternatively, interested parties may access the call in listen-only mode via the investor relations section of the company’s Web site, www.graymarkhealthcare.com. Additionally, a replay of the conference call will be available on the company Web site or by dialing 877-344-7529 and referencing passcode 430823 shortly after the call has ended.
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures Reconciliation
This press release includes presentations of EBITDA, which is defined as operating income plus depreciation and amortization expense. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
(Financial Table Follows)

GRAYMARK HEALTHCARE, INC.
Condensed Statements of Operations and Other Information
Including a Reconciliation of EBITDA to Net Income
For the Three Months Ended March 31, 2009 and 2008
(Unaudited)

	2009	2008
Net revenues	$25,471,393	$19,043,325
Cost of sales and services	(18,161,741)	(13,274,636)
Selling, general and administrative expenses	(6,270,573)	(13,274,636)
Noncontrolling interests	13,750	(364,885)

EBITDA	$1,052,829	$1,298,578

Reconciliation of EBITDA to net income
EBITDA	$1,052,829	$1,298,578
Depreciation and amortization	(514,439)	(306,987)
Interest expense, net	(520,874)	(527,179)
Discontinued operations, net of taxes	2,197	21,520

Net income attributable to Graymark Healthcare	$19,713	$385,455
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